REPORT ON FORM N-SAR FOR NORTHEAST INVESTORS TRUST FOR PERIOD ENDED MARCH 31,
2003


Information Provided Pusuant to Item 77Q3:

Registrant's Chief Executive Officer and Chief Financial officer have concluded, based on an evaluation completed as of May 29, 2003, that the Registrant's Disclosure Controls and Procedures have been effective to provide for the recording, processing, summarization and reporting of the information required to be disclosed by the Registrant in the reports that it files or submits under the Securities Exchange Act of 1934 within the time periods specified by the Securities and Exchange Commission's rules and forms. In this connection it was noted in Registrant's Report on Form N-SAR for the period ended September 30, 2002 that Registrant had not had a written board approved pricing policy, although it had followed procedures and practices described to the Board of Trustees on pricing matters. Effective December 17, 2002 Registrant has adopted such a pricing policy, and to date no adjustments that affected net asset value have been required.